Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results

TEANECK, N.J., November 2, 2021 (Business Wire) – Phibro Animal Health Corporation (Nasdaq:PAHC) today announced financial results for its first quarter ended September 30, 2021.

▪	Highlights for the three months ended September 30, 2021 (compared to the three months ended September 30, 2020)

-	Net sales of $215 million, an increase of $20 million, or 10%

-	Net income of $7 million, a decrease of $6 million, or 47%

-	Diluted EPS of $0.16, a decrease of $0.14, or 47%

-	Adjusted EBITDA of $22 million, a decrease of $2 million, or 8%

-	Adjusted net income of $10 million, a decrease of $1 million, or 6%

-	Adjusted diluted EPS of $0.25, a decrease of $0.02, or 7%

▪

The Company revised financial guidance for the fiscal year ending June 30, 2022, raising net sales projections by $20 million from a range of $840 - $870 million to $860 - $890 million, and maintaining adjusted EBITDA guidance of $110 - $114 million.

COMMENTARY

“I was most encouraged by first quarter sales performance as it reflects  continued growth in the demand for our products, particularly nutritional specialties and vaccines.  Overall, our financial performance was in line with internal expectations,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer.

Jack continued, “While we raised the prices of select products, the increases did not fully compensate for the higher cost of freight, labor, and the unfavorable currency movements that are putting pressure on margins. Subject to normal competitive conditions, we plan to adjust prices further and pass-through incremental freight costs in the form of a surcharge, the benefit of which should be realized in the second half of our fiscal year.  Consequently, we are raising full year net sales guidance to $860 - $890 million, while maintaining our previous guidance on adjusted EBITDA.”

QUARTERLY RESULTS

Net sales

Net sales of $214.7 million for the three months ended September 30, 2021, increased $19.5 million, or 10%, as compared to the three months ended September 30, 2020. Animal Health, Mineral Nutrition and Performance Products net sales increased $12.6 million, $3.0 million and $3.8 million, respectively.

Animal Health

Net sales of $141.0 million for the three months ended September 30, 2021, increased $12.6 million, or 10%. Net sales of MFAs and other increased $5.1 million, or 6%, driven by stronger international demand, primarily for poultry and cattle products in the Latin America and Southeast Asia regions, partially offset by timing of certain domestic and other international customer orders. Net sales of nutritional specialty products increased $3.4 million, or 10%, driven by strong international demand in dairy products. Net sales of vaccines increased $4.2 million, or 25%, driven by growth across all major markets, but primarily stronger demand in Eastern Europe and India.

Mineral Nutrition

Net sales of $54.4 million for the three months ended September 30, 2021, increased $3.0 million, or 6%, driven by increased average selling prices, partially offset by lower volumes. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $19.2 million for the three months ended September 30, 2021, increased $3.8 million, or 25%. The increase was driven by strong demand for copper-based products coupled with increased selling prices correlated with underlying raw material costs.

Gross profit

Gross profit of $64.7 million for the three months ended September 30, 2021, increased $0.6 million, or 1%, as compared to the three months ended September 30, 2020. Gross margin decreased 270 basis points to 30.1% of net sales for the three months ended September 30, 2021, as compared to 32.8% for the three months ended September 30, 2020.

Animal Health gross profit decreased $1.3 million due to higher logistics and manufacturing costs, as well as unfavorable geographic and product mix. Mineral Nutrition gross profit increased $1.6 million, driven primarily by higher average selling prices and favorable product mix. Performance Products gross profit increased $0.2 million driven by volumes.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $50.1 million for the three months ended September 30, 2021, increased $1.6 million, or 3%, as compared to the three months ended September 30, 2020. SG&A for the three months ended September 30, 2020, included $0.6 million of stock-based compensation. Excluding these costs, SG&A increased $2.2 million, or 5%.

Animal Health SG&A increased $1.1 million, due to investments in market expansion initiatives in certain international regions, as well as increased marketing and sales team travel costs. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate SG&A increased $0.4 million due to incremental investments in strategic initiatives and higher compensation costs, partially offset by the decrease in stock-based compensation.

Interest expense, net

Interest expense, net of $2.9 million for the three months ended September 30, 2021, increased $0.1 million, or 3%, as compared to the three months ended September 30, 2020. Interest expense, net increased primarily due to higher levels of debt outstanding and lower interest income, partially offset by favorable variable borrowing rates.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2021, amounted to net losses of $2.1 million, as compared to $3.6 million of net gains for the three months ended September 30, 2020. Foreign currency (gains) losses, net primarily arose from intercompany balances, driven by the weakening of the Turkish, Mexican and Brazilian currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $3.1 million and $4.2 million for the three months ended September 30, 2021 and 2020, respectively. The effective income tax rate was 31.9% and 25.5% for the three months ended September 30, 2021 and 2020, respectively. The provision for income taxes during the three months ended September 30, 2021, included a $0.4 million expense resulting from changes in uncertain tax positions related to prior years. The effective income tax rate without this expense would have been 27.4% for the three months ended September 30, 2021.

Net income

Net income of $6.5 million for the three months ended September 30, 2021, decreased $5.8 million, as compared to net income of $12.3 million for the three months ended September 30, 2020. Operating income declined $1.1 million, driven by increased SG&A expenses, partially offset by higher gross profit. The increase in gross profit in the Mineral Nutrition and Performance Products segments was partially offset by a decrease in gross profit and gross margin in the Animal Health segment, driven by higher logistics and manufacturing costs, as well as unfavorable geographic and product mix. SG&A expenses increased due to investments in strategic initiatives and increased travel costs. The variance in foreign currency (gains) losses resulted in a $5.8 million unfavorable impact on income before income taxes, while income tax expense decreased $1.1 million.

Adjusted EBITDA

Adjusted EBITDA of $22.5 million for the three months ended September 30, 2021, declined $1.8 million, or 8%, as compared to the three months ended September 30, 2020. Animal Health adjusted EBITDA decreased $2.5 million on lower gross profit and increased SG&A costs. Mineral Nutrition adjusted EBITDA increased $1.5 million, driven by increased gross profit on higher average selling prices and favorable product mix. Performance Products adjusted EBITDA increased $0.2 million driven by increased gross profit. Corporate expenses increased $1.0 million, primarily due to incremental investments in strategic initiatives and higher compensation costs.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended September 30, 2021 and 2020, were 26.4% and 31.0%, respectively. The decrease in our adjusted effective income tax rate was driven primarily by a change in the jurisdictional mix of earnings.

Adjusted net income

Adjusted net income of $10.2 million for the three months ended September 30, 2021, decreased $0.6 million, or 6%, as compared to the three months ended September 30, 2020. The decrease was driven by higher SG&A expenses, partially offset by a lower provision for income taxes. SG&A expenses increased due to incremental investments in strategic initiatives and increased travel costs.

Adjusted diluted EPS

Adjusted diluted EPS was $0.25 for the quarter, a decrease of $0.02, as compared to $0.27 for the three months ended September 30, 2020.

BALANCE SHEET AND CASH FLOWS

•	Free cash flow of $21 million for the twelve months ended September 30, 2021

•	3.8x gross leverage ratio as of September 30, 2021

-	$406 million total debt

-	$106 million adjusted EBITDA for the twelve months ended September 30, 2021

•	$97 million of cash and short-term investments on hand and $137 million of available revolving credit (subject to leverage ratio limitations) as of September 30, 2021

REVISED FINANCIAL GUIDANCE

Our revised projections of financial performance for the year ending June 30, 2022, are as follows:

•	Net sales of approximately $860.0 – $890.0 million

•	Adjusted EBITDA of approximately $110.0 – $114.0 million

•	Adjusted net income of approximately $50.7 – $53.3 million

•	Adjusted diluted EPS of approximately $1.25 – $1.32

•	Adjusted effective tax rate of approximately 29% – 31%

This revised financial guidance includes but is not limited to sales growth across all three business segments, further price adjustments and the pass through of incremental freight costs in the form of a surcharge, where applicable and competitive conditions allow.

We are not providing revised forward-looking guidance for certain GAAP financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items, including but not limited to the impact of foreign currency exchange gains or losses.

The COVID-19 global pandemic continues to present challenges to the animal health industry, including but not limited to increased material and shipping costs and labor cost increases and shortages.

We will continue to monitor the impact the pandemic is having on our business and adjust our financial guidance, if necessary.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Wednesday, November 3, 2021
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this communication are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2021	2020	Change

	(in millions, except per share amounts and percentages)
Net sales	$214.7	$195.2	$19.5	10%
Cost of goods sold	150.0	131.1	18.9	14%
Gross profit	64.7	64.1	0.6	1%
Selling, general and administrative	50.1	48.4	1.6	3%
Operating income	14.6	15.7	(1.1)	(7)%
Interest expense, net	2.9	2.8	0.1	3%
Foreign currency (gains) losses, net	2.1	(3.6)	5.8	*
Income before income taxes	9.6	16.5	(6.9)	(42)%
Provision for income taxes	3.1	4.2	(1.1)	(27)%
Net income	$6.5	$12.3	$(5.8)	(47)%

Net income per share
basic	$0.16	$0.30	$(0.14)	(47)%
diluted	$0.16	$0.30	$(0.14)	(47)%

Weighted average common shares outstanding
basic	40.5	40.5
diluted	40.5	40.5

Ratio to net sales
Gross profit	30.1%	32.8%
Selling, general and administrative	23.3%	24.8%
Operating income	6.8%	8.0%
Income before income taxes	4.5%	8.5%
Net income	3.0%	6.3%
Effective tax rate	31.9%	25.5%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2021	2020	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$83.8	$78.7	$5.1	6%
Nutritional specialties	36.0	32.6	3.4	10%
Vaccines	21.2	17.1	4.2	25%
Animal Health	141.0	128.4	12.6	10%
Mineral Nutrition	54.4	51.4	3.0	6%
Performance Products	19.2	15.4	3.8	25%
Total	$214.7	$195.2	$19.5	10%

Adjusted EBITDA
Animal Health	$27.6	$30.1	$(2.5)	(8)%
Mineral Nutrition	4.5	3.0	1.5	49%
Performance Products	2.1	2.0	0.2	8%
Corporate	(11.8)	(10.8)	(1.0)	(9)%
Total	$22.5	$24.3	$(1.8)	(8)%

Ratio to segment net sales
Animal Health	19.6%	23.4%
Mineral Nutrition	8.3%	5.9%
Performance Products	11.1%	12.8%
Corporate (1)	(5.5)%	(5.5)%
Total (1)	10.5%	12.4%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$6.5	$12.3	$(5.8)	(47)%
Interest expense, net	2.9	2.8	0.1	3%
Provision for income taxes	3.1	4.2	(1.1)	(27)%
Depreciation and amortization	7.9	8.0	(0.2)	(2)%
EBITDA	20.3	27.4	(7.0)	(26)%
Stock-based compensation	-	0.6	(0.6)	*
Foreign currency (gains) losses, net	2.1	(3.6)	5.8	*
Adjusted EBITDA	$22.5	$24.3	$(1.8)	(8)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months

For the Periods Ended September 30	2021	2020	Change

	(in millions, except per share amounts and percentages)
Adjusted cost of goods sold	$148.5	$129.5	$19.0	15%
Adjusted gross profit	66.2	65.7	0.5	1%
Adjusted selling, general and administrative	49.4	47.2	2.2	5%
Adjusted interest expense, net	2.9	2.8	0.1	3%
Adjusted income before income taxes	13.9	15.6	(1.8)	(11)%
Adjusted provision for income taxes	3.7	4.8	(1.2)	(24)%
Adjusted net income	$10.2	$10.8	$(0.6)	(6)%

Adjusted net income per share diluted	$0.25	$0.27	$(0.02)	(7)%

Weighted average common shares outstanding diluted	40.5	40.5

Ratio to net sales
Adjusted gross profit	30.8%	33.6%
Adjusted selling, general and administrative	23.0%	24.2%
Adjusted income before income taxes	6.5%	8.0%
Adjusted net income	4.8%	5.5%
Adjusted effective tax rate	26.4%	31.0%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$6.5	$12.3	$(5.8)	(47)%
Acquisition-related intangible amortization(1)	1.5	1.5	(0.1)	(3)%
Acquisition-related intangible amortization(2)	0.7	0.7	(0.0)	(3)%
Stock-based compensation (2)	-	0.6	(0.6)	*
Foreign currency (gains) losses, net(3)	2.1	(3.6)	5.8	*
Adjustments to income taxes(4)	(0.6)	(0.6)	0.0	*
Adjusted net income	$10.2	$10.8	$(0.6)	(6)%

Amounts and percentages may reflect rounding adjustments
* Calculation not meaningful
(1)Included in cost of goods sold
(2)Included in selling, general and administrative
(3)Primarily related to intercompany balances
(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2021	2020	Change

	(in millions)
EBITDA	$20.3	$27.4	$(7.0)
Adjustments
Stock-based compensation	-	0.6	(0.6)
Foreign currency (gains) losses, net	2.1	(3.6)	5.8
Interest paid, net	(2.7)	(2.5)	(0.2)
Income taxes paid	(3.0)	(5.0)	2.0
Changes in operating assets and liabilities and other items	(13.0)	(15.1)	2.1
Net cash provided (used) by operating activities	$3.8	$1.7	$2.1

Short-term investments, net	$(13.0)	$(6.0)	$(7.0)
Capital expenditures	(7.4)	(7.4)	(0.0)
Other investing, net	(0.2)	(0.2)	(0.0)
Net cash provided (used) by investing activities	$(20.7)	$(13.6)	$(7.0)

Net cash flow before financing activities	$(16.8)	$(11.9)	$(4.9)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com